CORMEDIX INC.
AMENDED AND RESTATED
CONSULTING AGREEMENT WITH
SUDHIR V. SHAH, M.D.

This Consulting Agreement (this “Agreement”) between CorMedix Inc. (the “Company”) and Sudhir V. Shah, M.D., FACP (the “Consultant”), dated as of January 10, 2008, amends and restates in its entirety the Consulting Agreement dated as of July 28, 2006 between the Company (which was then named “Picton Holding Company, Inc.”) and the Consultant (the “Existing Agreement”).

In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.
University Policies. Reference is made to the policies to which Consultant is subject as a result of his engagement with the University Of Arkansas For Medical Sciences (the “University”) and his obligations to the University thereunder (the “University Policies”). It is the intention of the Company and the Consultant that the services to be performed by the Consultant hereunder be consistent with such Policies and in entering into this Agreement Consultant has complied with any and all University Policies related to the performance of services to industry.

2.	Consulting and Other Services. Subject to the terms and conditions set forth in this Agreement, Consultant shall provide to the Company the following services:

a.
Consulting Services. The Consultant’s consulting services to be rendered hereunder (the “Consulting Services”) will involve those areas mutually agreed to by and between the Consultant and the Company. The Company hereby retains the Consultant as a consultant to the Company to perform the following services for the Company, and the Consultant hereby agrees to perform the following services for the Company:

i.
The Consultant shall spend up to 40 hours per month consulting for the Company under this Agreement. Consulting services will be rendered in person and/or over the telephone or otherwise. Consultant shall attend all meetings of the Company’s Scientific Advisory Board, at such times and places as the Company may request, which may include weekends.

ii.	Consultant shall serve as a member of the Company’s Scientific Advisory Board for at least one year from the date of this Agreement.

iii.
The Consultant may from time to time be unavailable to attend meetings or perform other consulting duties, due to other prior obligations including but not limited to teaching and other academic duties and attending scientific conferences, and such unavailability shall not be considered a breach of this Agreement if the Consultant gives the Company reasonable notice of such unavailability.

3.	Cash Compensation. Consultant will receive cash compensation for his services hereunder as provided in the attached Schedule A.

4.
Expenses. The Company will reimburse the Consultant for any actual expenses incurred by the Consultant while rendering services under this Agreement so long as the expenses in excess of $500 are pre-approved in writing by the Company and are reasonable and necessary. Such expenses shall include reasonable and necessary travel, lodging and meals in connection with services performed under this Agreement. Requests for reimbursement shall be in a form reasonably acceptable to the Company.

5.
Confidentiality and Noncompetition Provisions. Consultant agrees that some restrictions on his activities during and after his consulting service are necessary to protect the goodwill, Confidential Information (as hereinafter defined) and other legitimate interests of the Company:

a.	Proprietary Information. Consultant agrees to be bound by the following:

i.
The Consultant recognizes that in performance under this Agreement he will have contact with information of substantial value to the Company that is not generally known outside the Company and that gives the Company an advantage over its competitors who do not know or use it, including, but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, slides, customer information and business, scientific and financial information relating to the business, products, practices or techniques of the Company. The Consultant agrees to regard and preserve as confidential such information.

ii.
The Consultant will not, at any time (except as authorized by the Company), divulge or disclose, directly or indirectly, to any person, firm, association or corporation other than bona fide employees of the Company or any affiliate of the Company, acting in that capacity, or use for his own benefit or gain or any purpose other than the performance of services hereunder, any Confidential Information (as hereinafter defined), of the Company or any of its affiliates. “Confidential Information” means any knowledge, or data concerning the business, technology or affairs of the Company or any affiliate of the Company including any inventions, discoveries, improvements, products, processes, technology, trade secrets, know-how, designs, formulas, or any other confidential material, data, information or instructions, technical or otherwise, owned by the Company or any affiliate of the Company.

iii.
All documents, data, records, apparatus, equipment and other physical property produced by the Consultant or others in connection with the Consultant’s activities pursuant to this Agreement or which are furnished to the Consultant by the Company shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company.

b.
The limitations imposed by this Section 5 shall not apply to (i) information which at the time of disclosure to Consultant is in the public domain or already possessed by the Consultant, (ii) information which becomes available to the public at any time, other than as a result of acts by the Consultant in violation of this Agreement, (iii) information which is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law and (iv) information disclosed to the Consultant in good faith by a third party who has an independent right to such information and who discloses the same to the Consultant.

c.
Non-Disclosure of Third Party Proprietary Information. Consultant will not, during his consulting service with the Company under this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or other person or entity with whom he has an agreement or duty to keep in confidence information acquired by him in confidence, if any.

d.
Remedies. Consultant agrees that the Company shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach by Consultant of the covenants contained in this Section 5, without having to post bond.

6.	Inventions.

a.
Subject to this Section 6, Consultant agrees that any Inventions (as defined below) shall be the property of the Company and its assigns and shall be treated as works made for hire. Consultant agrees to assign, and does hereby assign, to the Company all right, title and interest in and to all such Inventions. As used herein, “Inventions” includes all inventions, improvements, biological materials, know-how, data and other subject matter (whether or not patented or patentable, and including all intellectual property rights therein) developed, made, conceived, reduced to practice, discovered or learned by Consultant, solely or jointly with others, in the course of providing the Consulting Services.

b.
Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in any Invention and any intellectual property rights therein in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any intellectual property rights therein.

7.
Term and Termination. This Agreement shall be in effect for [one (1) year] commencing on the date hereof subject to earlier termination as set forth in this Section 7. The Company may terminate the Consultant’s service under this Agreement with or without Cause (as defined below) or Frustration of Purpose (as defined below) and the Consultant may terminate his service hereunder with or without Good Reason (as defined below), in each case on 30 days’ prior written notice. Consultant’s services hereunder shall also terminate on his death or permanent disability.

a.
Upon termination of Consultant’s service with the Company for any reason, the Company shall have no further obligation to Consultant under this Agreement other than for amounts earned through the date of termination. No severance pay or other benefits of any kind will be provided.

b.
The following shall constitute “Cause”: (i) any willful act of personal dishonesty, fraud or misrepresentation taken by the Consultant in connection with his responsibilities as a Consultant which was intended to result in substantial gain or personal enrichment of the Consultant at the expense of the Company and was materially and demonstrably injurious to the Company; (ii) the Consultant’s conviction of a felony on account of any act which was materially and demonstrably injurious to the Company; or (iii) the Consultant’s willful and continued failure to substantially perform his principal duties and obligations (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not remedied in a reasonable period of time after receipt of written notice from the Company. For the purposes of this Section, no act or failure to act shall be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company. The following shall constitute “Frustration of Purpose”: any change in University Policies which materially adversely affects Consultant’s ability to perform the services contemplated hereunder or to assign his rights in Inventions to the Company as provided for herein.

c.
The following shall constitute “Good Reason” for termination: material breach by the Company of any provision of this Agreement which breach continues for more than ten (10) business days following written notice from Consultant to the Company setting forth in reasonable detail the nature of such breach.

d.	The Agreement may be renewed for 30 day periods upon mutual agreement by the parties hereto.

8.
No Conflict. Consultant represents that to the best of his knowledge and belief (a) his execution and delivery of, and performance of his expected duties under, this Agreement do not conflict with any other agreement to which he is a party or by which he is bound, including, without limitation, any agreement to keep in confidence proprietary information acquired by Consultant in confidence or trust prior to his retention as a consultant by the Company, and (b) he has not brought and will not bring with him to the Company or use in performance of his responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public, unless he has obtained written authorization for their use.

9.	Representations and Indemnity.

a.
Consultant hereby represents and warrants to the Company that there exist no actual, pending, threatened, or available claims (by the University, the United States Department of Veterans Affairs, or any other entity or individual with whom Consultant has been employed or for whom Consultant has performed services) of ownership or rights to any intellectual property owned or licensed by the Company.

b.
Consultant hereby indemnifies, defends and holds harmless the Company, its affiliates and their respective officers, directors, employees and agents (each an “Indemnitee”) from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys fees and other costs of defense) in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Indemnitee by any third party based on, arising out of, or resulting from, any (a) breach by Consultant of his representations, warranties or covenants under this Agreement, (b) negligent act or omission, fraud, or the willful misconduct of Consultant in performing his obligations under this Agreement, or (c) the assertion of ownership or rights to any intellectual property owned licensed by the Company by the University, the United States Department of Veterans Affairs, or any other entity or individual with whom Consultant has been employed or for whom Consultant has performed services.

10.	Independent Contractor. In rendering services to the Company, Consultant shall act as an independent contractor and not as an employee or agent of the Company.

11.	Amendment. The provisions of this Agreement may be amended by the written agreement of the Company and Consultant.

12.	Choice of Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New Jersey.

13.
Successors, etc. This Agreement shall be binding upon and shall inure to the benefit of the Company’s successors, transferees and assigns. The Company requires the personal services of Consultant hereunder, and Consultant may not assign this Agreement.

14.	Execution of Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one instrument.

15.
Severability. In the event that any provision of this Agreement would, under applicable law, be invalid or unenforceable, such provision shall, to the extent permitted under applicable law, be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable law. The provisions of this Agreement are severable, and in the event that any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

16.
Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or five business days after deposit in the United States mail, postage prepaid, registered or certified, and addressed to Consultant at his address set forth above or, in the case of the Company, at its address set forth above, attention of President, or to such other address as either party may specify by notice to the other.

17.
Survivability. Upon expiration or termination of this Agreement, neither the Company nor Consultant will have any further obligations under this Agreement, except the obligations under sections 5 and 6 will survive.

18.
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes any and all prior or contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of Consultant’s service to the Company, including without limitation the Existing Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Consultant has executed and delivered this Agreement.

CORMEDIX INC.

By:	/s/ Bruce Cooper
Name: Bruce Cooper, M.D.
Title: President & CEO

CONSULTANT

Sudhir V. Shah, M.D.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Consultant has executed and delivered this Agreement.

CORMEDIX INC.

By:
Name: Bruce Cooper, M.D.
Title: President & CEO

CONSULTANT

/s/ Sudhir V. Shah
Sudhir V. Shah, M.D.

SCHEDULE A

Compensation

Beginning on the Effective Date and continuing until the Qualified Financing Date, $7,000 per month, payable monthly in advance on the first of each month.

Beginning on the Qualified Financing Date, $12,000 per month, payable monthly in advance on the first of each month.

“Qualified Financing Date” shall mean the earliest date after the Effective Date on which the Company has consummated a sale of its equity securities (excluding convertible debt instruments) or assets in a transaction or series of related transactions with gross proceeds of at least $10,000,000 to the Company.